Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 21, 2023, relating to the financial statements of Globus Medical, Inc. and the effectiveness of Globus Medical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Globus Medical, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 10, 2023